EXHIBIT 99.2


                                                   IN THE CIRCUIT COURT OF THE
                                                   11TH JUDICIAL CIRCUIT IN
                                                   AND FOR DADE COUNTY,
                                                   FLORIDA

                                                   GENERAL JURISDICTION
                                                   DIVISION

                                                   CASE NO.:  94-08273 CA 22

------------------------------------x
                                    :
                                    :
HOWARD A. ENGLE, M.D., et al.,      :
                                    :
                       Plaintiffs,  :
                                    :
              vs.                   :
                                    :
R.J. REYNOLDS TOBACCO CO.,          :
PHILIP MORRIS INCORPORATED,         :
LORILLARD TOBACCO CO., LORILLARD,   :
INC., BROWN & WILLIAMSON            :
TOBACCO CORP., individually and as  :
successor by merger to THE AMERICAN :
TOBACCO CO., BROOKE GROUP, LTD.,    :
LIGGETT GROUP, INC., COUNCIL FOR    :
TOBACCO RESEARCH -- U.S.A., INC.,   :
and TOBACCO INSTITUTE, INC.         :
                                    :
                       Defendants.  :
                                    :
------------------------------------x




                  STIPULATION  AND AGREED ORDER REGARDING STAY
                OF EXECUTION PENDING REVIEW AND RELATED MATTERS
                -----------------------------------------------


          IT IS HEREBY STIPULATED AND AGREED BY AND AMONG plaintiffs and the plaintiff class herein (plaintiffs and the plaintiff class herein referred to collectively as the "Class") on the one hand and defendants Philip Morris Incorporated ("Philip

Morris"), Lorillard Tobacco Co., Lorillard, Inc. (together with Lorillard Tobacco Co., "Lorillard"), Brooke Group Holding Inc. and Liggett Group, Inc. (together with Brooke Group Holding Inc., "Liggett") (collectively, "Participating Defendants") as follows:

          1. This Stipulation and Agreed Order Regarding Stay of Execution Pending Review and Related Matters ("Stipulation") constitutes an agreement among the parties hereto with respect to security and stay pending review of the punitive damages aspects of the Judgment entered against each Participating Defendant and certain related matters, and does not constitute a settlement or compromise of any claim or judgment (including any claim or judgment as to punitive damages or any other claim or judgment in this action) against any Participating Defendant. The Participating Defendants enter into this Stipulation for the purpose of preserving their ability to obtain review of the Judgment up to and including, if necessary, the United States Supreme Court and of avoiding any risk that the Judgment will be unstayed at any point during the review process; the Class enters into this Stipulation for the purpose of better securing itself financially during that review, including by securing Guaranteed Sums, subject to the terms of this Stipulation, of $709,723,077 regardless of the outcome of that review and by otherwise increasing its financial security as provided herein. By this Stipulation, the Class does not release or discharge the Participating Defendants from any liability embodied in or merged into the Judgment if that Judgment (or portion thereof) is affirmed after Completion of Review, and the Participating Defendants do not waive or compromise any position or contention that the Judgment is illegal and improper and should be reversed on such review.

                                       2


          2. Each Participating Defendant shall continue to maintain the bond it has already posted pursuant to Fla. Stat. Section 768.733 (the "Existing Bonds").

          3. (a) Within the later of (i) 14 days of the approval of this Stipulation and the forms of Escrow Agreements by the Eleventh Judicial Circuit Court, Dade County, Florida (the "Court") or (ii) 4 business days after the execution of the First Escrow Agreement (as defined below), each of the following Participating Defendants shall pay for the benefit of the Class the following respective amounts in the manner set forth in the next sentence:
Philip Morris, $500,000,000; Lorillard, $100,000,000; Liggett, $6,273,077
(collectively, the "Class Escrowed Funds"). The Class and class counsel herein ("Class Counsel") hereby irrevocably direct each such Participating Defendant to make such payment by depositing its respective amount on behalf of the Class into a restricted escrow in accordance with the terms of an escrow agreement substantially similar to the form of Escrow Agreement attached hereto as Exhibit A (the "First Escrow Agreement") in satisfaction of the Class's obligation to make such deposits under the First Escrow Agreement.

              (b) Lorillard and Liggett shall each further pay for the benefit of the Class the interest or investment income earned after the Court's approval of this Stipulation and the forms of Escrow Agreements but prior to Completion of Review on the cash collateral they respectively provided to their respective sureties in connection with the issuance of their respective Existing Bonds, as such interest or other investment income is disbursed to them by such sureties. The Class and Class Counsel hereby irrevocably direct Lorillard and Liggett to make such payment by depositing on behalf of the Class such interest or

                                       3

other investment income within 3 business days of its receipt from the surety in question (and, upon Completion of Review, all such interest or other investment income that had not yet been deposited) into a restricted escrow in accordance with the terms of the First Escrow Agreement in satisfaction of the Class's obligation to make such deposits under the First Escrow Agreement. Lorillard and Liggett shall arrange for their respective sureties to disburse such interest or other investment income to them on at least a quarterly basis.

              (c) The Class Escrowed Funds shall include the (i) interest or other investment income earned on funds provided pursuant to paragraph 3(a) and (ii) the interest or other investment income provided by Lorillard and Liggett pursuant to paragraph 3(b) (and any further interest or other investment income earned thereon), in each case net of the fees to be paid to the escrow agent under the First Escrow Agreement and of all federal, state or local income tax or other tax (each, a "Tax," and collectively, "Taxes") owed on such interest or other investment income. The Class hereby irrevocably directs each Participating Defendant to pay out of the interest or other investment income earned on its respective share of the Class Escrowed Funds (or, as applicable in the case of Lorillard and Liggett, on the cash collateral it provided to the surety in connection with the issuance of its respective Existing Bond) any Taxes owed on such interest or other investment income earned prior to Completion of Review (as such term is defined in paragraph 6). The amount of such Taxes shall be determined for each taxable period (and upon Completion of Review) and shall be equal to (x) the amount of such interest or other investment income earned during the period in question times (y) the Tax Rate (as

                                       4

such term is defined in paragraph 6). The First Escrow Agreement shall provide that the escrow agent shall, no later than each April 10, June 10, September 10 and December 10 (and upon Completion of Review) and without further order of the Court, pay over to each Participating Defendant such portion of the interest or other investment income earned on its respective share of the Class Escrowed Funds (or, as applicable in the case of Lorillard and Liggett, on the cash collateral it provided to the surety in connection with the issuance of its respective Existing Bond) as equals the amount of the Taxes as determined in accordance with the preceding sentence.

          4. Within 46 days after paying its respective share of the Class Escrowed Funds, Philip Morris shall provide security in addition to its Existing Bond by depositing an additional $1,200,000,000 into a second, separate restricted escrow in accordance with the terms of an escrow agreement substantially similar to the form of Escrow Agreement attached hereto as Exhibit B (the "Second Escrow Agreement," and together with the First Escrow Agreement, the "Escrow Agreements"). The additional funds provided by Philip Morris pursuant to this paragraph are referred to herein as the "Participating Defendant Escrowed Funds," and collectively with the Class Escrowed Funds as the "Escrowed Funds." Any interest or other investment income earned on the Participating Defendant Escrowed Funds shall not be considered part of the Participating Defendant Escrowed Funds, and the Second Escrow Agreement shall provide that the escrow agent shall, without further order of the Court and on a quarterly basis (and upon Completion of Review), pay over to Philip Morris all such interest or other investment income.

                                       5

          5. The Escrowed Funds provided by each Participating Defendant shall be held by the applicable escrow agent (as defined in the applicable Escrow Agreement and as selected in accordance with paragraph 28 of this Stipulation) in separate accounts for each Participating Defendant for the benefit of the Class in accordance with and subject to the terms set forth in the applicable Escrow Agreement. The Existing Bond and Escrowed Funds posted or provided by a Participating Defendant shall not be payable out of escrow to or accessible by the Class or any of its members or representatives prior to Completion of Review with respect to such Participating Defendant. Upon Completion of Review, and subject to the remaining provisions of this Stipulation and the Escrow Agreements, such Existing Bond and/or Escrowed Funds (or portions thereof) shall be payable or subject to withdrawal as provided by paragraph 12(a) below, whichever clause of such paragraph may be applicable.

          6. (a) The term "Completion of Review" shall mean the completion of all judicial review (whether by appeal, by writ of certiorari, prohibition, mandamus or quo warranto, by review pursuant to the All Writs power, or otherwise) of the Judgment against the Participating Defendant in question in the Third District Court of Appeal of Florida, the Florida Supreme Court and the United States Supreme Court, such that the Judgment is no longer subject to any further such consideration or review in any such court (including because the time for all further such review has expired). Notwithstanding anything else in this paragraph 6(a), Completion of Review shall occur no later than the date on which the United States Supreme Court takes final action (whether by a final ruling on the merits or by denial of a petition for a writ of certiorari or

                                       6

other form of review) with respect to the Judgment against the Participating Defendant in question;

              (b) The term "Total Contribution" shall mean the combined total of the amount of the Existing Bond posted by the Participating Defendant in question and the amount of the Escrowed Funds provided by such Participating Defendant;

              (c) The term "Guaranteed Sum" shall mean: (i) with respect to Philip Morris, the Class Escrowed Funds provided by Philip Morris ($500 million, plus net interest or other investment income as described in paragraph 3(c)); (ii) with respect to Lorillard, the Existing Bond posted by Lorillard and the Class Escrowed Funds provided by Lorillard (together, $200 million, plus net interest or other investment income as described in paragraphs 3(b)-(c)); and (iii) with respect to Liggett, the Existing Bond posted by Liggett and the Class Escrowed Funds provided by Liggett (together $9,723,077, plus net interest or other investment income as described in paragraphs 3(b)-(c)). In combination, these sums total $709,723,077, plus net interest or other investment income as described in paragraphs 3(b)-(c), as applicable;

              (d) The term "Judgment" shall mean the judgment against the Participating Defendant in question that was entered in this action on November 3, 2000, as heretofore or hereinafter amended;

              (e) The terms "Reversed" or "Reversal" shall mean any ruling that reverses, vacates or remands the punitive damages component of the Judgment (or, if applicable, a Renewed Judgment or New Judgment) against the Participating Defendant

                                       7

in question, including any ruling, however styled, that leaves such Participating Defendant with no present obligation actually to pay at that time any amount under such component of such Judgment (or, if applicable, such Renewed Judgment or New Judgment); and

             (f) The term "Tax Rate" shall mean a percentage equal to the sum of (i) the maximum marginal federal corporate income tax rate (such rate being 35% as of the date this Stipulation was executed and approved by the Court) in effect on the last day of the relevant tax period with respect to which payment of the Tax in question is due, plus (ii) 4.472 percentage points.

          7. No Participating Defendant shall seek to hold the Class, any member of the Class or Class Counsel responsible, in the event the Judgment against such Participating Defendant is reversed in whole or in part, for the costs or premiums incurred by such Participating Defendant in posting the Existing Bond or providing the Escrowed Funds or for any other taxable or other costs or attorney's fees incurred by such Participating Defendant in this case.

          8. The Class and each Participating Defendant will not contend that this Stipulation provides any grounds for staying or delaying the review of the Judgment and will oppose any such contention by any other person or entity, including any defendant that is not a Participating Defendant.

          9. Each Participating Defendant will: (a) oppose any claim that is filed in any court (including in any bankruptcy case or proceeding) by any State, person or entity

                                       8

(other than the Class or any person or entity to which funds provided pursuant to this Stipulation were ordered paid by order of the Court) claiming to be a creditor of such Participating Defendant, where such creditor's claim is to obtain or realize on or against any portion of the Guaranteed Sum, Existing Bond or Escrowed Funds posted or provided by such Participating Defendant (including, but not limited to, any portion of such funds that has been paid into the registry of the Court); (b) take the position in any bankruptcy case or proceeding that such funds may be paid only in accordance with the terms of this Stipulation and the Escrow Agreements; and (c) not oppose any proceeding brought by or on behalf of the Class in any bankruptcy case to obtain relief from the automatic stay imposed under Bankruptcy Code section 362(a) to permit the Class to obtain any payment required to be made in accordance with the terms of this Stipulation.

          10. Nothing in this Stipulation shall: (a) permit the withdrawal of the bond that a Participating Defendant has posted with respect to the compensatory damages component of the Judgment; or (b) extend the duration of the stay of execution of such component of such Judgment beyond that entailed by the posting of such bond under Florida law and the Florida Rules of Appellate Procedure.

          11. Until Completion of Review, the Participating Defendants shall not: (a) remove, or join in the removal of, this action to a United States District Court, except where such removal is based on the commencement of proceedings under the Bankruptcy Code; (b) file a petition for writ of certiorari in the United States Supreme Court from the dismissal by the United States Court of Appeals for the Eleventh Circuit dated February 15, 2001 of the appeal in Engle, et al. v. R.J. Reynolds Tobacco Co., et al., No. 00-15952
              ------------     ---------------------------------

                                       9

DD (11th Cir.); or (c) commence an original action in any court (including, but not limited to, any United States District Court) other than the Third District Court of Appeal of Florida, the Florida Supreme Court and the United States Supreme Court contending that a Judgment or any rulings by or proceedings before the Court in this action violate the United States Constitution or any other provision of law.

          12. (a) Upon Completion of Review, the disposition of the Total Contribution shall be as follows depending upon the amount (if any) that the Participating Defendant in question is obligated actually to pay at that time on account of the punitive damages component of the Judgment (including any statutory interest owed thereon) as a result of such Judgment having been Reversed, modified, affirmed or otherwise treated upon such Completion of
Review:

Amount of Punitive Damages Component (if any)          Disposition of Total
Contribution
--------------------------------------------          ------------------------

(i)  Zero (including as a result of a           (x)  The Guaranteed Sum shall
     Reversal)                                   be payable into the registry
                                                 of the Court (or a restricted
                                                 bank escrow designated by
                                                 Class Counsel) to be
                                                 maintained for the benefit
                                                 of the Class, with the Court
                                                 determining the allocation
                                                 thereof employing procedures
                                                 consistent with the Florida
                                                 Rules of Civil Procedure;
                                                 (y)  the Participating
                                                 Defendant shall be entitled
                                                 to withdraw the entire
                                                 balance of the Total
                                                 Contribution.

(ii)  Less than the Guaranteed Sum              (x)  Such portion of the
                                                 Guaranteed Sum which
                                                 equals such reduced
                                                 punitive damage component
                                                 (including any statutory
                                                 interest owed thereon)
                                                 shall be payable into the
                                                 registry of the Court (or
                                                 a restricted bank escrow
                                                 designated by Class
                                                 Counsel) to be maintained
                                                 for the benefit of the
                                                 Class; (y)  the remainder

                                       10

                                                 of the Guaranteed Sum
                                                 shall be payable into
                                                 the registry of the Court
                                                 (or a restricted bank
                                                 escrow designated by
                                                 Class Counsel) to be
                                                 separately maintained for
                                                 the benefit of the Class,
                                                 with the Court
                                                 determining the
                                                 allocation thereof
                                                 employing procedures
                                                 consistent with the
                                                 Florida Rules of Civil
                                                 Procedure; (z) the
                                                 Participating Defendant
                                                 shall be entitled to
                                                 withdraw the entire
                                                 balance of the Total
                                                 Contribution.

(iii)  The Guaranteed Sum or greater            (x)  The Guaranteed Sum and
       but less than the Total Contribution      such additional portion, if
                                                 any, of the Total
                                                 Contribution which together
                                                 equal such reduced punitive
                                                 damage component (including
                                                 any statutory interest owed
                                                 thereon) shall be payable
                                                 into the registry of the
                                                 Court (or a restricted
                                                 bank escrow designated by
                                                 Class Counsel) to be
                                                 maintained for the benefit of
                                                 the Class (the Participating
                                                 Defendant having the election
                                                 to designate payment of any
                                                 such additional portion out
                                                 of the Existing Bond or the
                                                 Escrowed Funds posted or
                                                 provided by it); (y) the
                                                 Participating Defendant shall
                                                 be entitled to withdraw the
                                                 entire balance of the Total
                                                 Contribution.

(iv)  The Total Contribution or greater          The Total Contribution shall
                                                 be payable in its entirety
                                                 into the registry of the
                                                 Court (or a restricted bank
                                                 escrow designated by Class
                                                 Counsel) to be maintained for
                                                 the benefit of the Class.

             (b) The Class, and not any Participating Defendant, shall be responsible for and shall pay (either directly or by reimbursement of the Participating Defendant in question) all Taxes owed on any interest or other investment income earned after Completion of Review on any portion of the Total Contribution that is required to be paid into the registry of the Court (or a restricted bank escrow designated by Class Counsel) pursuant

                                       11

to paragraph 12(a)(i)-(iv) upon such Completion of Review. The Class shall promptly reimburse each Participating Defendant for any such Taxes that such Participating Defendant is required to pay. The amount of such Taxes and such reimbursement shall be determined for each taxable period and shall be equal to (x) the amount of such interest or other investment income earned during the period in question times (y) the Tax Rate.

             (c) Nothing in this paragraph 12, this Stipulation or the Escrow Agreements shall be argued, deemed or construed: (i) to constitute an acknowledgment or concession by a Participating Defendant of the propriety of certification of the Class, of the trial plan employed by the Court, of any award of lump-sum punitive damages or of the propriety of entry of judgment thereon; (ii) to be any form of waiver or compromise of or limit upon, or in any way to undermine or impair, the Participating Defendants' position that such certification, such trial plan and any award of lump-sum punitive damages and entry of judgment thereon are improper, invalid and/or unconstitutional; or (iii) to be any form of waiver or compromise of or limit upon, or in any way to undermine or impair, the Participating Defendants' rights to review of the Judgment or any of their respective positions in any such review.

             (d) Where funds are payable pursuant to paragraph 12(a) into the registry of the Court or a restricted bank escrow designated by Class Counsel, Class Counsel shall elect whether such funds are to be paid into the registry of the Court or a restricted bank escrow.

                                       12

          13. (a) If the Judgment against a Participating Defendant is Reversed or is reduced as described in any of paragraphs 12(a)(i)-(iii), and either (i) the Judgment is subsequently re-entered, renewed or otherwise reinstituted ("Renewed Judgment") against such Participating Defendant, or
(ii) a new, modified or substitute judgment ("New Judgment") is entered that is predicated upon the jury verdict of July 14, 2000 (rather than on a new trial and jury verdict as to punitive damages) and that contains a punitive damages award against such Participating Defendant in favor of the Class (whether as presently defined or as that definition may be modified in the future), such Participating Defendant shall (at its election) have the right to a stay of such Renewed Judgment or New Judgment upon terms substantively identical to those set forth in paragraphs 6-11, 13 and 15-28 of this Stipulation.

             (b) In the case of Philip Morris, in order to exercise the right set forth in paragraph 13(a): (i) if Philip Morris previously withdrew any of the $1.2 billion Participating Defendant Escrowed Funds pursuant to paragraph 12(a)(i), (ii) or (iii), it must re-deposit into escrow for the benefit of the Class an amount equal to the amount of the total Participating Defendant Escrowed Funds that it withdrew, and if Philip Morris withdrew its Existing Bond pursuant to any of those clauses, it must either re-post such bond or deposit the amount of such bond into escrow for the benefit of the Class (such re-deposited escrow funds, re-posted bond and/or bond amount deposited into escrow collectively being the "Re-deposited Escrowed Funds"); except that (ii) if the amount of the Renewed Judgment or New Judgment is less than the amount of the Re-deposited Escrowed Funds that would be required under clause (i), Philip Morris may exercise such

                                       13

right by depositing or posting Re-deposited Escrowed Funds equal to the amount of such Renewed Judgment or New Judgment. Nothing in this paragraph shall be construed as meaning that Philip Morris, in order to exercise the right set forth in paragraph 13(a), must deposit or re-deposit into escrow any Escrowed Funds that it did not withdraw, post or re-post any bond that it did not withdraw, or provide any new or additional Guaranteed Sums.

             (c) Re-deposited Escrowed Funds, if any, shall be treated for purposes of interest or other investment income as Participating Defendant Escrowed Funds, and no part of any Re-deposited Escrowed Funds shall constitute Guaranteed Sums. Upon Completion of Review of a Renewed Judgment or New Judgment against Philip Morris (as the definition of the term "Completion of Review" is modified to the sole extent of making it applicable to the Renewed Judgment or New Judgment instead of to the Judgment): if such Renewed Judgment or New Judgment is Reversed, Philip Morris shall be entitled to withdraw all of the Re-deposited Escrowed Funds; and if such Renewed Judgment or New Judgment against Philip Morris is reduced to, or is required to be paid in, an amount that, after including any statutory interest owed on the remaining portion, is less than the amount of the Re-deposited Escrowed Funds, Philip Morris shall be entitled to withdraw the excess of the Re-deposited Escrowed Funds.

          14. The Guaranteed Sum provided by a Participating Defendant (and any other portion of the Total Contribution that is required to be paid into the registry of the Court or a restricted bank escrow designated by Class Counsel pursuant to paragraph 12(a)(i)-(iv) upon Completion of Review) shall constitute a dollar-for-dollar credit against, and

                                       14

shall not be construed to be a payment obligation in addition to, payment of the punitive damages component of the Judgment against such Participating Defendant in the event such component of such Judgment (or any portion thereof) is affirmed or required to be paid.

          15. Prior to the Completion of Review, each Participating Defendant that is required to provide Escrowed Funds:

             (a) shall maintain a balance sheet net worth no lower than the net worth it presented to the jury in Phase II-B of the trial, meaning:
Philip Morris -- $6,411,000,000; Lorillard -- $921,205,000; Liggett --
$33,781,000. To ensure its compliance with paragraphs 15(a) and (b) (as determined in accordance with United States generally accepted accounting principles in effect as of July 14, 2000 and as applied on such date by the Participating Defendant in question), each such Participating Defendant shall, at its sole expense, cause a nationally recognized accounting firm (or firms) to issue reports confirming such compliance to Class Counsel quarterly on the basis of non-audited financial statements (no later than the latest date on which such Participating Defendant and/or its parent or other affiliated companies file reports for the corresponding quarter on Form 10-Q with the Securities and Exchange Commission ("SEC")) and annually on the basis of audited financial statements (no later than the latest date on which such Participating Defendant and/or its parent or other affiliated companies file a report for the corresponding year on Form 10-K with the SEC). In employing a balance sheet formula for the purposes of this Stipulation, the Class in no way agrees to the accuracy of the foregoing balance sheet net worth figures and in no way waives or compromises its

                                       15

position for all purposes (including for purposes of review of the Judgment) that a balance sheet measure of net worth does not fully or accurately reflect the financial condition and value of the Participating Defendants, and each Participating Defendant (while fully reserving its position contrary to that held by the Class) agrees that it will not argue that this Stipulation effects any such waiver or compromise; and

             (b) shall not, without the written consent of Class Counsel or the approval of the Court: (i) sell or otherwise transfer title to, in one transaction or series of related transactions, any trademark of or flavor and blend formula comprising a cigarette brand having a market share of 0.5% or more of the total number of cigarettes sold in the United States during the preceding calendar year; or (ii) with respect to cigarettes upon which federal excise tax is collected, license to anyone else the right to manufacture or sell a cigarette brand having such a market share (other than a license to a third party to permit that party to manufacture cigarettes to be sold by the Participating Defendant that gave the license).

          16. Until the Completion of Review: (a) the Judgment against each Participating Defendant and all execution or enforcement of each such Judgment is stayed; (b) the Class (and each member thereof) agrees that any award or judgment of punitive damages to an individual member or members of the Class against any Participating Defendant that depends in whole or in part upon the punitive damages findings or award giving rise to the Judgment (each such award or judgment, a "Derivative Judgment"), and all execution or enforcement of any such Derivative Judgment, is stayed; and (c) the Class (and each member thereof) is barred and prohibited

                                       16

from seeking to collect, execute on or enforce any such Judgment or Derivative Judgment in any way or to take any other action with respect to any such Judgment or Derivative Judgment, including, but not limited to: by hereafter recording the Judgment or Derivative Judgment (including a certified copy thereof); by seeking to obtain or perfect any liens on property; by seeking the appointment of a conservator or receiver or other similar relief; or by seeking, on the basis of any contention that in any way arises from or relates to the Judgment or Derivative Judgment or any of the claims that have been or could have been advanced in this action, any determination or declaration with respect to any Participating Defendant (other than proceedings to enforce this Stipulation) or any past or present parent, sister or other affiliated companies, persons or entities of any Participating Defendant, or any restrictions or encumbrances upon, injunctions against or other interference with such parents', sisters' or other affiliates' business, operations or sales, transfers of title or other dispositions or transfers of assets, or other transactions (whether undertaken or proposed to be undertaken). Such parents, sisters or other affiliates are intended beneficiaries of this paragraph. This paragraph shall not apply with respect to any Participating Defendant that either files for relief under the Bankruptcy Code or becomes the debtor in a bankruptcy case in which the order for relief has become final.

          17. Until the Completion of Review, neither the Class nor any member thereof shall:

             (a) seek, on the basis of any contention that in any way arises from or relates to the Judgment or Derivative Judgment or any of the claims that have been or could have

                                       17

been advanced in this action, any restrictions or encumbrances upon, injunctions against or other interference with any business, operation or sale, transfer of title or other disposition or transfer of assets, or other transaction undertaken or proposed to be undertaken by the Participating Defendant in question, or its past or present parent, sister or other affiliated companies, persons or entities, that is not barred by paragraph 15(b). Such parents, sisters or other affiliates are intended beneficiaries of this paragraph 17(a)-(b). This paragraph 17(a) shall not apply with respect to any Participating Defendant that either files for relief under the Bankruptcy Code or becomes the debtor in a bankruptcy case in which the order for relief has become final; or

             (b) seek from the Participating Defendant in question or any of its past or present parent, sister or other affiliated companies, persons or entities (including, but not limited to, under the provisions of Fla. Stat.
Section 768.733(3) or otherwise) any increase in or supplement to the Existing Bond or other security beyond that provided for in this Stipulation, any determination that the security provided by such Participating Defendant pursuant to this Stipulation is inadequate, or any elimination of or limit on the stay of execution of the Judgment or Derivative Judgment against such Participating Defendant (including all restrictions on collection, execution and enforcement described in paragraph 16), including on the ground of any business, operation or sale, transfer of title or other disposition of assets, or other transaction undertaken or proposed to be undertaken by any defendant in this action or any of its past or present parent, sister or other affiliated companies, persons or entities (other than as prohibited by this Stipulation).

                                       18

          18. Neither the Class nor any member thereof shall object to or challenge the existing stay of execution of the punitive damages components of the Judgment with respect to any Participating Defendant that exists by virtue of Fla. Stat. (S) 768.733 (including, but not limited to, challenging the constitutionality or applicability of that statute (or any of its provisions) as it applies to any Participating Defendant). This Stipulation and the Escrow Agreements shall remain in effect without regard to any development with respect to Fla. Stat. (S) 768.733 (including, but not limited to, any repeal, invalidation or interpretation of, or amendment to, such statute, or the outcome of any challenge to such statute with respect to any other party) in this or any other litigation or forum.

          19. The Class shall hereafter not agree with any defendant to a stay of execution of the judgment in this action (as heretofore and hereinafter amended) against that defendant or to refrain from challenging or objecting to the stay of execution of such judgment (or portion thereof) that exists by virtue of Fla. Stat. Section 768.733 where that agreement contains any term more favorable to such defendant than any of the terms provided by this Stipulation to any Participating Defendant without adjusting this Stipulation (and, if applicable, the Escrow Agreements) so that each Participating Defendant will receive the benefit of such more favorable terms. With respect to the Guaranteed Sum, such an agreement shall be deemed to contain a term more favorable to a defendant than the terms provided by this Stipulation to each of the Participating Defendants if it provides for payment of a Guaranteed Sum by such defendant that is lower in amount than a Guaranteed Sum from such defendant that would be strictly

                                       19

proportionate to the Guaranteed Sum being provided by Lorillard pursuant to this Stipulation, based on the size of the punitive damages award against such defendant pursuant to paragraph 12 of the judgment in this action entered on November 3, 2000 (as heretofore and hereinafter amended) relative to the size of the punitive damages award against Lorillard pursuant to such paragraph. In the event this Stipulation is adjusted pursuant to this paragraph, all other provisions of this Stipulation shall remain in full force and effect. Each Participating Defendant may, at its sole election, waive the provisions of this paragraph insofar as this paragraph would provide for an adjustment of this Stipulation in its own favor. Nothing in this paragraph shall obligate the Class to challenge the stay of execution of the judgment (or portion thereof) against any non-participating defendant that exists by virtue of Fla. Stat. Section 768.733; in the absence of an agreement on the part of the Class as described in the first sentence of this paragraph, any election by the Class not to undertake such a challenge shall not create any right to adjustment of this Stipulation under this paragraph in favor of any Participating Defendant.

          20. Notwithstanding anything else in this Stipulation, this Stipulation and the Escrow Agreements shall not be argued, deemed or construed: (a) to be an admission or evidence of any violation of any statute or law or of any liability or wrongdoing by any defendant, of the truth of any of the claims or allegations in this action or otherwise, or of the legality, validity, propriety or constitutionality of the Judgment (including the propriety of its having been entered at this stage of the action); (b) to be an admission or evidence regarding the constitutionality, validity, applicability, interpretation or operation

                                       20

of Fla. Stat. Section 768.733 or the duration of the stay provided for by that statute; (c) to be any form of waiver or compromise of or limit upon, or in any way to undermine or impair, any of the Class's or the Participating Defendants' rights to review of the Judgment or any of their respective positions in any such review, including, but not limited to, (i) the Class's rights to object to or contest on any grounds the exercise of jurisdiction over and review of some or all issues by the Florida Third District Court of Appeal, the Florida Supreme Court or the United States Supreme Court, and (ii) Participating Defendants' position that the certification of the Class, the trial plan employed by the Court and any award of lump-sum punitive damages are improper, invalid and/or unconstitutional; (d) to be any form of waiver of the Class's right, if any, to challenge, after Completion of Review, any business operation or sale, transfer of title or other disposition of assets, or other transaction undertaken prior to that time; or (e) to be or constitute a settlement or compromise of any claim or judgment (including any claim or judgment as to punitive damages or any other claim or judgment in this action) against any Participating Defendant. Nothing in this paragraph shall limit the provisions of paragraph 11.

          21. If any unstayed court ruling either (a) eliminates or limits the stay of execution of the Judgment, or portion thereof, against a Participating Defendant provided for in paragraph 16(a); or (b) would permit the Class or any member of the Class to take any action (or if the Class or any member of the Class has taken any such action) that the Class is barred from taking under paragraphs 16 or 17 hereof, then this Stipulation shall be cancelable and terminable at the option of each individual Participating Defendant; provided, however, (i) that an attempt by a member of the Class to obtain leave of court

                                        21

to take any such action that is unsuccessful because such court rules that such member of the Class is bound by this Stipulation or otherwise declines to afford such member of the Class leave to seek to take such action shall not in and of itself permit the exercise of the foregoing option, (ii) that the exercise of the foregoing option by one Participating Defendant shall not operate to cancel or terminate this Stipulation as to any other Participating Defendant that determines not to exercise such option, (iii) that the foregoing option shall not be available to a Participating Defendant that has voluntarily filed for relief under the Bankruptcy Code unless such voluntary filing was occasioned by any action taken by the Class or any member of the Class that would give rise to such option under this paragraph, and (iv) that no court ruling or action by a member of the Class arising from a Derivative Judgment, as opposed to the Judgment, shall give rise to an option under this paragraph to terminate or cancel this Stipulation (although such action remains subject to the remedies set forth in paragraphs 24-26). If this Stipulation is canceled and terminated with respect to a Participating Defendant pursuant to this paragraph: it and the Escrow Agreements shall be null and void as to such Participating Defendant; the Class and such Participating Defendant shall be restored to their original positions, including that the Class shall return the Class Escrowed Funds paid by such Participating Defendant and that such Participating Defendant shall have the right to withdraw the Existing Bond and all Participating Defendant Escrowed Funds it had posted or provided; and the Class and such Participating Defendant shall have no obligations under the Escrow Agreements or this Stipulation (including that such Participating Defendant shall not be obligated to pay the Guaranteed Sum) except as to

                                       22

the provisions of paragraph 20 and the Class's obligation to return the Class Escrowed Funds paid by such Participating Defendant.

          22. The Class and each Participating Defendant will jointly submit this Stipulation for approval by the Court. The Class and each Participating Defendant will oppose: any claim that the Court's approval of this Stipulation and the Escrow Agreements should be modified or set aside or that this Stipulation should be otherwise invalidated or declared unlawful; any claim that any member of the Class is not bound by or subject to this Stipulation or the Escrow Agreements; and any attempt by any member of the Class to take any action that the Class may not take under this Stipulation or the Escrow Agreements.

          23. The obligations of the Participating Defendants under this Stipulation and the Escrow Agreements shall be several, not joint; a breach by any Participating Defendant of any provision of this Stipulation or the Escrow Agreements, including but not limited to the failure of any Participating Defendant to maintain the Existing Bond or to provide Escrowed Funds as required by this Stipulation, shall constitute a breach only by that Participating Defendant and shall not be deemed a breach by any other Participating Defendant. Except as provided in paragraph 19, nothing in this Stipulation shall be applicable to any defendant herein that is not a Participating Defendant.

          24. The Participating Defendants shall give notice to Class Counsel of any alleged breach of this Stipulation or either of the Escrow Agreements by any member of the Class or Class Counsel. Class Counsel, on behalf of the Class, shall give notice of

                                       23

any alleged breach of this Stipulation or either of the Escrow Agreements by any Participating Defendant to the General Counsel of each Participating Defendant (and, if a Participating Defendant so desires, to a single outside counsel designated and identified to Class Counsel by such Participating Defendant). The party committing the alleged breach shall, upon receiving such notice, be given an opportunity to cure (including, but not limited to, an alleged breach by a Participating Defendant of paragraph 15(a)). If that party fails to cure within a reasonable period of time, the Participating Defendants or the Class (as the case may be) may bring a proceeding in the Court for breach of this Stipulation. This Stipulation and the Escrow Agreements have been negotiated by the Class through Class Counsel, and by the Participating Defendants through Wachtell, Lipton, Rosen & Katz, counsel for Philip Morris Inc and Lorillard (together with Class Counsel, "negotiating counsel"). Prior to bringing a proceeding in the Court regarding any dispute between a Participating Defendant and Class Counsel on the interpretation or enforcement of this Stipulation or the Escrow Agreements, the moving party (through its counsel) shall attempt to resolve the matter without a hearing and shall certify in the motion or notice of hearing that he or she made a good faith attempt to contact negotiating counsel and take their thoughts into consideration, and made a good faith attempt to resolve the dispute without a hearing, but that the matter could not be resolved. Prior to exercising a right to cancel and terminate this Stipulation pursuant to paragraph 21, a Participating Defendant shall make a good faith attempt to contact negotiating counsel and take their thoughts into consideration. The Participating Defendants and the Class further agree that they will cooperate on a reasonable basis to attempt to make negotiating counsel available to provide requested evidence in connection with any such

                                       24

proceeding regarding such a dispute; provided, however, that no waiver of attorney-client privilege or work product privilege shall be effected by this Stipulation or shall be sought or required in connection with any such testimony. Negotiating counsel shall be deemed to be the draftspersons of this Stipulation and the Escrow Agreements; no party shall be deemed to be the drafter of any particular provision or provisions of this Stipulation or the Escrow Agreements; and no part of the Stipulation or the Escrow Agreements shall be construed against any party on the basis of its identity as the drafter of any part of the Stipulation.

          25. A breach of this Stipulation or either of the Escrow Agreements shall subject the breaching party (whether it be a Participating Defendant, the Class or any member thereof) to court-ordered injunction and/or specific performance; provided, however, that in the case of an uncured breach by a Participating Defendant of paragraph 15(a): the sole remedy shall be to relieve the Class from the stays and restrictions provided for in paragraphs 16 and 17 as to such Participating Defendant; the Existing Bond and Escrowed Funds posted or provided by such Participating Defendant shall continue to be payable or subject to return and/or withdrawal as provided by paragraph 12 and the remaining terms of this Stipulation; and there shall be no effect on the stay imposed by Fla. Stat. Section 768.733 or on the Class's and such Participating Defendant's rights and obligations under this Stipulation with respect to that statute (except for those set forth in paragraphs 16 or 17).

          26. The Participating Defendants and the Class agree that the Court has exclusive subject-matter jurisdiction over disputes arising out of this Stipulation and that

                                       25

the Stipulation is to be interpreted, construed, enforced and administered in accordance with the internal substantive laws (and not the choice of law rules) of the State of Florida. Solely for purposes of such proceedings, the Participating Defendants and the Class waive any claim or objection that they are not subject to the jurisdiction of the Court or that the Court is an improper venue or an inconvenient forum. The Court reserves jurisdiction over the allocation of all funds payable into the registry of the Court (or a restricted bank escrow designated by Class Counsel) pursuant to this Stipulation, and will direct that notice be provided to the Class and will conduct a hearing prior to ordering any such allocation. The Court further reserves jurisdiction to award attorney's fees and costs to Class Counsel out of such funds (whether such funds were payable into the registry of the Court (or a restricted bank escrow designated by Class Counsel) pursuant to paragraphs 12(a)(i), (ii), (iii) or (iv)).

          27. This Stipulation is subject to being approved and adopted by the Court as constituting an enforceable order of the courts of the State of Florida, and to each of the forms of Escrow Agreement being approved by the Court, and will become effective upon such approval and adoption. In the event that such approval is not forthcoming or is set aside, or if this Stipulation or the Escrow Agreements is otherwise invalidated or declared unlawful in whole, this Stipulation shall be canceled and terminated as to all parties. If this Stipulation (or the Court's approval of it and the forms of Escrow Agreements) is modified, or if this Stipulation or either of the Escrow Agreements is invalidated or declared unlawful in part, this Stipulation shall be cancelable and terminable at the option of any party adversely affected by the modification, invalidation

                                       26

or declaration; provided, however, (a) that the exercise of the foregoing option by one Participating Defendant shall not operate to cancel or terminate this Stipulation as to any other Participating Defendant that does not possess or determines not to exercise such option, and (b) that the foregoing option shall not be available to a Participating Defendant that has voluntarily filed for relief under the Bankruptcy Code unless such voluntary filing was occasioned by any action taken by the Class or any member of the Class that would give rise to an option to cancel and terminate this Stipulation under paragraph 21. With respect to each Participating Defendant as to which this Stipulation is canceled and terminated pursuant to this paragraph: this Stipulation and the Escrow Agreements shall be null and void as to each such Participating Defendant; the Class and each such Participating Defendant shall be restored to their original positions, including that the Class shall return the Class Escrowed Funds paid by each such Participating Defendant and that each such Participating Defendant shall have the right to withdraw the Existing Bond and all Participating Defendant Escrowed Funds it had posted or provided; and the Class and each such Participating Defendant shall have no obligations under the Escrow Agreements or this Stipulation (including that each such Participating Defendant shall not be obligated to pay the Guaranteed
Sum) except as to the provisions of paragraph 20 and the Class's obligation to return the Class Escrowed Funds paid by each such Participating Defendant.

          28. The escrow agent with respect to each of the Escrow Agreements shall be selected by the Participating Defendants from among the following institutions: Bank of New York; Citibank, N.A.; The Chase Manhattan Bank; Credit Suisse First Boston; and

                                       27

Deutsche Bank Bankers Trust; provided, however, that if the First Escrow Agreement has not been executed within 14 days after the Court's approval of this Stipulation and the forms of Escrow Agreements, Class Counsel shall be entitled to cause the parties to engage in negotiations with another institution of Class Counsel's choice from among those listed above. Each Escrow Agreement shall provide that it is to be interpreted, construed, enforced and administered in accordance with the internal substantive laws (and not the choice of law rules) of the State of Florida and that the Court shall have exclusive subject- matter jurisdiction over disputes arising out of such Escrow Agreement. If none of the institutions listed above agrees to serve as escrow agent on terms acceptable to the parties, then the Participating Defendants shall select another banking or trust institution to serve as escrow agent that will agree to such terms. The identity of such other banking or trust institution shall be subject to the consent of Class Counsel, which consent shall not be unreasonably withheld.


                                            FOR THE CLASS


                                            /s/ Stanley M. Rosenblatt
                                            -----------------------
                                            Stanley M. Rosenblatt
                                            Class Counsel

                                            /s/ Susan Rosenblatt
                                            -----------------------
                                            Susan Rosenblatt
                                            Class Counsel

                                            Stanley M. Rosenblatt, P.A.
                                            12th Floor - Concord Building
                                            66 West Flagler Street
                                            Miami, FL  33130
                                            (305) 374-6131

                                       28

                                            FOR PHILIP MORRIS INCORPORATED


                                            /s/ Kenneth J. Reilly
                                            -----------------------
                                            Kenneth J. Reilly
                                            Shook, Hardy & Bacon
                                            Miami Center, Suite 2400
                                            201 S. Biscayne Boulevard
                                            Miami, FL  33131-4332
                                            (305) 358-5171



                                            FOR LORILLARD TOBACCO CO. and
                                            LORILLARD, INC.


                                            /s/ Kenneth J. Reilly
                                            -----------------------
                                            Kenneth J. Reilly
                                            Shook, Hardy & Bacon
                                            Miami Center, Suite 2400
                                            201 S. Biscayne Boulevard
                                            Miami, FL  33131-4332
                                            (305) 358-5171



                                            FOR LIGGETT GROUP, INC. and
                                             BROOKE GROUP HOLDING INC.

                                            /s/ Marc Kasowitz
                                            -----------------------
                                            Marc Kasowitz
                                            Kasowitz, Benson, Torres &
                                            Friedman
                                            1633 Broadway, 22nd Floor
                                            New York, NY  10019
                                            (212) 506-1700

                                       29

May 7, 2001

The Court, having reviewed the Stipulation and Agreed Order Regarding Stay of Execution Pending Review and Related Matters and each of the forms of Escrow Agreement, approves the Stipulation and adopts it as the Order of this Court and approves the forms of Escrow Agreements.

Done and Ordered in Chambers, Miami, Dade County, Florida, this  7th day of
May, 2001.                                                       ---


                                            /s/ Gerald D. Hubbart
                                            -----------------------
                                            Circuit Court Judge



Copies furnished to:  All counsel of record

                                       30